Exhibit 3.5

Articles Of Amendment

Business Corporations Act

Section 29 or 177

1.	Name of Corporation	2. Corporate Access Number
	Zomedica Pharmaceuticals Corp.	2019774088

3.	The Articles of the above named corporation are amended as follows:

Pursuant to subsection 29(5) of the Business Corporations Act (Alberta), the Articles of the Corporation are hereby amended by the creation of the first series of Preferred Shares, to be designated as "Series 1 Preferred Shares", to be limited in number to 20, each such Series 1 Preferred Share having attached thereto the rights, privileges, restrictions and conditions set out in the Schedule attached hereto and forming a part of this form.

Date May 9, 2019	Signature /s/ Gerald Solensky, Jr.	Title Chairman - CEO

SCHEDULE TO THE ARTICLES OF AMENDMENT OF

ZOMEDICA PHARMACEUTICALS CORP.

(the "Corporation")

SERIES 1 PREFERRED SHARES

TERMS AND CONDITIONS

The Corporation is authorized to issue an unlimited number of Preferred Shares, issuable in series. The rights, privileges, restrictions and conditions attaching to the Series 1 Preferred Shares are as follows:

1.	Authorization

1.1	The Corporation is authorized to issue up to 20 Series 1 Preferred Shares (each a "Preferred Share").

2.	Stated Value

2.1	The stated value of the Preferred Shares (the "Stated Value") shall be U.S.$1,000,000 per Preferred Share.

3.	Voting Rights

3.1	Subject to applicable law, including the provisions of the Business Corporations Act (Alberta), the holders of the Preferred Shares shall not, as such, be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

4.	Dividends

4.1	The holders of the Preferred Shares shall not be entitled to receive any dividends that are declared by the Board of Directors of the Corporation.

4.2	Notwithstanding the foregoing, the directors may declare dividends on any class of share other than the Preferred Shares.

5.	Net Sales Return

5.1	The holders of the Preferred Shares shall have the right to receive a return on their investment in the Preferred Shares in lieu of the payment of dividends, with such return being in the aggregate amount of nine percent (9%) of Net Sales (the "Net Sales Return"), subject to the terms and conditions set forth herein. Such return shall be payable until such time as the aggregate Net Sales Returns paid to the holders of the Preferred Shares equals the Redemption Amount (as hereinafter defined), at which time such right shall terminate and no further Net Sales Returns shall be paid or payable to the holders of Preferred Shares.

5.2	Definitions. For purposes of this Section 5, the following terms have the following meanings:

a.	"Affiliate" means any person controlled directly or indirectly through one or more intermediaries, by the Corporation. A Person shall be regarded as in control of the Corporation if the Corporation owns or directly or indirectly controls more than fifty percent (50%) of the voting shares or other ownership interest of the other person, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such person;
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b.	"Licensing Proceeds" means all cash received by the Corporation and its Affiliates from third party licensees or partners with respect to licensing or partnering arrangements with respect to a Product, including, without limitation: (i) royalties based on sales of Products by third party licensees or their sublicensees; (ii) any licensing fees (including, without limitation, upfront fees) for rights to develop or commercialize Products, or other payments in connection with the licensing of rights with respect to Products; (iii) milestone payments (including without limitation, those based on development, regulatory or commercialization milestones for Products); and (iv) research and development funding;

c.	"Net Sales" means for any period, the gross amount invoiced by the Corporation and its Affiliates for the sale of Products, (including, without limitation, third party agents, distributors and wholesalers), less the total of the following, to the extent applicable:

(i)	trade, cash and/or quantity discounts not already reflected in the amount invoiced;

(ii)	all excise, sales and other consumption taxes (including VAT) and custom duties, whether or not specifically identified as such in the invoice to the third party;

(iii)	freight, distribution, insurance and other transportation charges, whether or not specifically identified as such in the invoice to the third party;

(iv)	amounts repaid or credited by reason of rejections, defects or returns or because of chargebacks, retroactive price reductions, refunds or billing errors;

(v)	any royalty amounts or license fees payable by the Corporation to a non-Affiliate third party for access to, or licensing in of, such non-Affiliate third party's intellectual property rights for use or exploitation of the Products; and

(vi)	rebates and similar payments made with respect to sales paid for or reimbursed by any governmental or regulatory authority such as, by way of illustration, United States Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program.

For purposes of determining Net Sales, "sale" will not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes; and

d.	"Product" means any product produced or sold by the Corporation.

5.3	Timing of Net Sales Return Payments. With respect to Products that the Corporation commercializes directly, Net Sales Returns, if any, will be paid annually 15 business days after the issuance of the Corporation's audited financial statements for the prior year. With respect to Products that the Corporation sublicenses or otherwise disposes of to a third-party, Net Sales Returns, if any, will be paid 7 business days after the end of the applicable quarter in which such Licensing Proceeds were received by the Corporation (each of the foregoing dates upon which Net Sales Returns are to be calculated are hereinafter referred to as a "Net Sales Return Record Date", as applicable).
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5.4	Allocation of Net Sales Returns. Once the Net Sales Returns have been calculated in accordance with this Section, the Net Sales Return shall be allocated and payable in cash on a pro rata basis to the holders of the Preferred Shares as of the applicable Net Sales Return Record Date.

5.5	Termination upon Redemption. Upon the exercise by the Corporation of its right of Redemption pursuant to Section 6 herein, the right of the holders of the Preferred Shares to receive the Net Sales Returns shall terminate.

5.6	Unsecured Obligations. The Net Sales Returns are unsecured obligations of the Corporation.

5.7	Amendments, Modifications and Waivers. All modifications, amendments or waivers to the Net Sales Returns shall require the written consent of the Corporation and the Holders of the majority of the issued and outstanding Preferred Shares.

6.	Redemption

6.1	The redemption amount of the Preferred Shares (the "Redemption Amount") shall be equal to the following:

[Stated Value multiplied by nine (9)] less	[cumulative aggregate Net Sales Returns that have been paid to holders (as of the Redemption Date)].

6.2	Subject to applicable law, including the provisions of the Business Corporations Act (Alberta), the Corporation shall have the right to redeem, at any time following the payment to the holders of the Preferred Shares of the Redemption Amount, all, or from time to time any part of, the then outstanding Preferred Shares via the delivery to such holders of a Redemption Notice in accordance with Section 6.4 herein, together with all accrued and unpaid Net Sales Returns in respect thereof up to the most recent Net Sales Return Record Date (the foregoing is herein referred to as the "Redemption").

6.3	In case only a part of the then outstanding Preferred Shares is at any time to be redeemed, the Preferred Shares so to be redeemed shall be redeemed pro rata, excluding fractions, from the holdings of all shareholders of Preferred Shares or in such other manner as the Board of Directors deems reasonable.

6.4	On any Redemption of Preferred Shares under this Section 6, the Corporation shall, subject to the unanimous waiver of notice by the registered holders thereof, give at least 10 days before the date fixed for redemption (the "Redemption Date"), a notice in writing of the intention of the Corporation to redeem Preferred Shares (the "Redemption Notice") to each person who at the date of giving of such notice is a registered holder of Preferred Shares to be redeemed. The Redemption Notice shall set out the calculation of the Redemption Amount, the Redemption Date and the number of Preferred Shares so held that are to be redeemed.

6.5	The delivery of the Redemption Amount by such reasonable means as the Corporation deems desirable, on or before the Redemption Date shall be deemed to give effect to the Redemption on the Redemption Date. Notwithstanding the foregoing, the Corporation shall be entitled to require at any time, and from time to time, that the Redemption Amount be delivered to holders of Preferred Shares only upon presentation and surrender at the registered office of the Corporation or at any other place or places in Alberta designated by the Redemption Notice of the certificate or certificates for such Preferred Shares to be redeemed.
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6.6	From and after the Redemption Date, the Preferred Shares shall no longer be deemed to be outstanding for any purpose and shall represent only the right to receive the Redemption Amount.

6.7	Preferred Shares that are redeemed or deemed to be redeemed in accordance with this Section 6 shall, subject to applicable law, be and be deemed to be returned to the authorized but unissued capital of the Corporation.

7.	Liquidation and Fundamental Transactions

7.1	In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs (other than in the case of a Fundamental Transaction), the holders of Preferred Shares shall be entitled to receive the Stated Value per share (on a pro rata basis) less Net Sales Returns paid or payable up to the most recent Net Sales Return Record Date prior to the commencement of any such liquidation, dissolution, winding up or other distribution of the assets of the Corporation, to be paid all such money before any money shall be paid or property or assets distributed to the holders of any Common Shares or other shares in the capital of the Corporation ranking junior to the Preferred Shares with respect to return of capital.

7.2	A "Fundamental Transaction" means a transaction or series of transactions that result in any of the following:

a.	an amalgamation, arrangement, merger, consolidation, takeover, reverse takeover, reorganization or other business combination or other similar transaction of the Corporation with or into any other person (provided that the other person is not an affiliate of the Corporation) whereby all or substantially all of the issued and outstanding Common Shares are sold, transferred or exchanged for cash and/or securities pursuant to which the shareholders of the Corporation immediately prior to such Fundamental Transaction do not immediately thereafter own shares of a successor continuing corporation that entitle them to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing corporation that may be cast to elect directors of that corporation;

b.	a sale, lease, disposition or conveyance of the property and/or assets of the Corporation as an entirety or substantially as an entirety to any other person (provided that the other person is not an affiliate of the Corporation) for consideration consisting of cash and/or securities and the subsequent distribution of all of such consideration to all of the holders of Common Shares, on a pro rata basis;

7.3	In the event of a Fundamental Transaction, the holders of the Preferred Shares shall be entitled to receive in exchange for their Preferred Shares the following amount (such amount, the "Fundamental Transaction Amount"):
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a.	Fundamental Transaction completed within the first year from issuance of Preferred Shares:

[5 x Stated Capital];

b.	Fundamental Transaction completed within the second year from issuance of Preferred Shares:

[5.5 x Stated Capital];

c.	Fundamental Transaction completed within the third or fourth year from issuance of Preferred Shares:

[6 x Stated Capital];

d.	Fundamental Transaction completed within the fifth year from issuance of Preferred Shares:

[7 x Stated Capital]; and

e.	Fundamental Transaction completed more than six (6) years from issuance of Preferred Shares:

[9 x Stated Capital].

provided however that in each case, the maximum aggregate amount payable under this Section 7.3 shall be lesser of: (a) the aggregate consideration payable under the Fundamental Transaction plus any Net Sales Returns paid to date; and (b) the Redemption Amount.

7.4	The Fundamental Transaction Amount shall be paid in cash or, if the consideration payable under the Fundamental Transaction consists of securities or other assets (other than cash), the value attributed to such consideration in the Fundamental Transaction. The acquirer under the Fundamental Transaction (whether that be the Corporation, any successor entity or any other third party offeror) shall pay to each holder of Preferred Shares, such holder's pro rata portion of the Fundamental Transaction Amount in cash, securities or other assets (as applicable under the Fundamental Transaction) no later than 30 days after the consummation of the Fundamental Transaction upon surrender of the Preferred Shares for cancellation.

7.5	The right of the holders to receive the Fundamental Transaction Amount shall be prior in right of payment to the the right of the holders of any Common Shares or other shares in the capital of the Corporation ranking junior to the Preferred Shares with respect to return of capital to receive any payment in connection with a Fundamental Transaction.

7.6	From and after the effective date of a Fundamental Transaction, the Preferred Shares shall no longer be deemed to be outstanding for any purpose and shall represent only the right to receive the Fundamental Transaction Amount.

7.7	In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of Preferred Shares, the remaining assets of the Corporation available for distribution to its shareholders shall be distributed among the holders of Common Shares, pro rata based on the number of shares held by each holder.
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8.	Amendments

8.1	The rights, privileges, restrictions and conditions attached to the Preferred Shares may be amended, modified, suspended, altered or repealed but only if consented to, or approved by, the holders of the Preferred Shares in the manner hereinafter specified and in accordance with any requirements of applicable law.

9.	Approval by Holders of Preferred Shares

9.1	For the purpose of Section 8, any consent or approval given by the holders of Preferred Shares shall be deemed to have been sufficiently given if it shall have been given in writing by all the holders of the outstanding Preferred Shares or by a resolution passed at a meeting of holders of Preferred Shares duly called and held upon not less than 21 days' notice in writing to the holders at which the holders of at least 50% of the outstanding Preferred Shares are present or are represented by proxy and carried by the affirmative vote of not less than two-thirds of the votes cast at such meeting. On every ballot cast at every meeting of the holders of the Preferred Shares, every holder of a Preferred Share shall be entitled to one (1) vote in respect of each Preferred Share held. Subject to the foregoing, the formalities to be observed in respect of the giving or waiving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those from time to time prescribed in the by-laws of the Corporation.